Exhibit 99.1

Zynerba Pharmaceuticals Reports First Quarter 2022 Financial Results

and Operational Highlights

– Enrollment continues in RECONNECT, a confirmatory pivotal Phase 3 trial of Zygel™ in patients with Fragile X syndrome (FXS); topline results expected second-half 2023 –

– Topline results from Phase 2 trial of Zygel in patients with 22q11.2 deletion syndrome (22q) expected mid-year 2022 –

– $69.7 million in cash and cash equivalents at March 31, 2022; Cash runway into second-half 2023 –

DEVON, Pa., May 16, 2022 – Zynerba Pharmaceuticals, Inc. (Nasdaq: ZYNE), the leader in innovative pharmaceutically-produced transdermal cannabinoid therapies for rare and near-rare neuropsychiatric disorders, today reported financial results for the first quarter ended March 31, 2022, and provided an overview of recent operational highlights and a pipeline update.

“We are excited by the opportunities ahead for Zygel in FXS and other rare and near-rare neuropsychiatric indications, and have made meaningful progress since the beginning of this year,” said Armando Anido, Chairman and Chief Executive Officer of Zynerba. “Specifically, during the first quarter of 2022, we continued to enroll patients in our Phase 3 pivotal trial in patients with FXS, completed enrollment in our Phase 2 trial in patients with 22q11.2 deletion syndrome and advanced toward submission of an Investigational New Drug application for a Phase 3 trial in patients with ASD that we expect to initiate in the second half of 2022.”

Operational Highlights and Pipeline Update

Zygel in Fragile X Syndrome (FXS)

▪	The Company continues to expect topline results from RECONNECT, a confirmatory pivotal Phase 3 trial of Zygel in patients with FXS, in the second half of 2023. The Company believes that the results from RECONNECT, if positive, will be sufficient to support the submission of a New Drug Application (NDA) for Zygel in patients with FXS.

▪	During the first quarter of 2022, Zynerba received orphan drug designation for cannabidiol, the active ingredient in Zygel, for the treatment of FXS from the European Commission. As previously announced, the Company believes, based on the scientific advice of the European Medicines Agency, that the successful completion of the current development program for Zygel in FXS will satisfy the requirements of a marketing authorization application in the European Union.

▪	Presented data at the 2022 Society of Biological Psychiatry (SOBP) Annual Meeting in April and the 2022 International Society for Autism Research (INSAR) Annual Meeting in May demonstrating that in the long-term safety and efficacy study of Zygel in children and adolescents with FXS, improvement was seen in Social Avoidance in the full population, with the greatest improvement in patients with complete methylation of the FMR1 gene. Patients with complete methylation, who match the primary efficacy population in the ongoing confirmatory trial, RECONNECT, achieved and maintained meaningful change in Social Avoidance, supporting design enhancements for RECONNECT. (Poster and Presentation)

Zygel in 22q11.2 Deletion Syndrome (22q)

▪	In the first quarter of 2022, the Company completed enrollment for the 14-week open-label Phase 2 INSPIRE trial in children and adolescents with genetically confirmed 22q. The Company continues to expect topline data from INSPIRE mid-year 2022. A total of 20 patients have been enrolled in the INSPIRE trial.

▪	The Company plans to move forward in 22q as an orphan indication pending results from the INSPIRE trial, and subsequent discussion with the U.S. Food and Drug Administration (FDA) on the regulatory path forward. The Company has previously received orphan drug designation from the FDA for cannabidiol, the active ingredient in Zygel, for the treatment of 22q.

Zygel in Autism Spectrum Disorder (ASD)

▪	The Company is finalizing the Phase 3 study protocol and will submit an Investigational New Drug application to the FDA prior to commencing the pivotal program. The Company expects to initiate the first of two Phase 3 trials in patients with ASD in the second half of 2022.

▪	As previously announced, earlier discussions with the FDA included agreement on utilizing the irritability subscale of the Aberrant Behavior Checklist – Community (ABC-C) as the primary endpoint to support an indication for the treatment of irritability in ASD. This is the same primary endpoint utilized in the pivotal trials for the two existing FDA approved treatments for ASD.

First Quarter 2022 Financial Results

Research and development expenses were $5.1 million for the first quarter of 2022, including stock-based compensation of $0.5 million. General and administrative expenses were $3.8 million in the first quarter of 2022, including stock-based compensation expense of $0.6 million. Net loss for the first quarter of 2022 was $8.5 million, with basic and diluted loss per share of $(0.21).

Financial Outlook

As of March 31, 2022, cash and cash equivalents were $69.7 million, compared to $67.8 million as of December 31, 2021. On May 11, 2021, the Company entered into a Controlled Equity OfferingSM Sales Agreement, or the 2021 Sales Agreement”, with Cantor Fitzgerald & Co., Canaccord Genuity, LLC, H.C. Wainwright & Co. LLC and Ladenburg Thalmann & Co. Inc., as sales agents, pursuant to which the Company may sell, from time to time, up to $75.0 million of its common stock. In the first quarter of 2022, the Company sold and issued 857,060 shares of its common stock under the 2021 Sales Agreement in the open market resulting in gross proceeds of $1.8 million and net proceeds of $1.6 million, after deducting commissions and offering expenses. From April 1, 2022 through May 13, 2022, the Company sold and issued 297,362 shares of its common stock under the 2021 Sales Agreement in the open market resulting in gross proceeds and net proceeds of $0.6 million, after deducting commissions and offering expenses.

During the three months ended March 31, 2022, the Company received a payment of $8.0 million from the Australian Tax Office for research and development incentives for the years ended December 31, 2018, 2019 and 2020.

Management believes that the Company’s cash and cash equivalents are sufficient to fund operations and capital requirements into the second half of 2023.

About Zygel

Zygel is the first and only pharmaceutically-manufactured cannabidiol formulated as a patent-protected permeation-enhanced clear gel, designed to provide controlled drug delivery into the bloodstream transdermally (i.e. through the skin). Recent studies suggest that cannabidiol may modulate the endocannabinoid system and improve certain behavioral symptoms associated with neuropsychiatric conditions. Zygel is an investigational drug product in development for the potential treatment of behavioral symptoms associated with Fragile X syndrome (FXS), autism spectrum disorder (ASD), and 22q11.2 deletion syndrome (22q). The Company has received orphan drug designation for cannabidiol, the active ingredient in Zygel, from the FDA and the European Commission in the treatment of FXS and by the FDA for the treatment of 22q. Additionally, Zygel has been designated a Fast Track development program for treatment of behavioral symptoms of FXS.

About Zynerba Pharmaceuticals, Inc.

Zynerba Pharmaceuticals is the leader in innovative pharmaceutically-produced transdermal cannabinoid therapies for rare and near-rare neuropsychiatric disorders. We are committed to improving the lives of patients and their families living with severe, chronic health conditions including Fragile X syndrome, autism spectrum disorder, and 22q11.2 deletion syndrome. Learn more at www.zynerba.com and follow us on Twitter at @ZynerbaPharma.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,” “believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous important factors, risks and uncertainties that may cause actual events or results to differ materially from the Company’s current expectations. Management’s expectations and, therefore, any forward-looking statements in this press release could also be affected by risks and uncertainties relating to a number of other factors, including the following: the Company’s cash and cash equivalents may not be sufficient to support its operating plan for as long as anticipated; the Company’s expectations, projections and estimates regarding expenses, future revenue, capital requirements, incentive and other tax credit eligibility, collectability and timing, and availability of and the need for additional financing; the Company’s ability to obtain additional funding to support its clinical development programs; the results, cost and timing of the Company’s clinical development programs, including any delays to such clinical trials relating to enrollment or site initiation; clinical results for the Company’s product candidates may not be replicated or continue to occur in additional trials and may not otherwise support further development in a specified indication or at all; actions or advice of the U.S. Food and Drug Administration and foreign regulatory agencies may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional clinical trials; the Company’s ability to obtain and maintain regulatory approval for its product candidates, and the labeling under any such approval; the Company’s reliance on third parties to assist in conducting pre-clinical and clinical trials for its product candidates; delays, interruptions or failures in the manufacture and supply of the Company’s product candidates the Company’s ability to commercialize its product candidates; the size and growth potential of the markets for the Company’s product candidates, and the Company’s ability to service those markets; the Company’s ability to develop sales and marketing capabilities, whether alone or with potential future collaborators; the rate and degree of market acceptance of the Company’s product candidates; the Company’s expectations regarding its ability to obtain and adequately maintain sufficient intellectual property protection for its product candidates; and the extent to which health epidemics and other outbreaks of communicable diseases, including COVID-19, could disrupt our operations or adversely affect our business and financial conditions. This list is not exhaustive and these and other risks are described in the Company’s periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission and available at www.sec.gov. Any forward-looking statements that the Company makes in this press release speak only as of the date of this press release. The Company assumes no obligation to update forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

ZYNERBA PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	(unaudited)
	Three months ended March 31,
	2022	2021
Operating expenses:
Research and development	$5,146,605	$4,609,010
General and administrative	3,757,310	3,275,797
Total operating expenses	8,903,915	7,884,807
Loss from operations	(8,903,915)	(7,884,807)
Other income (expense):
Interest income	96,044	5,633
Foreign exchange gain (loss)	317,252	(82,454)
Total other income (expense)	413,296	(76,821)
Net loss	$(8,490,619)	$(7,961,628)
Net loss per share - basic and diluted	$(0.21)	$(0.20)
Basic and diluted weighted average shares outstanding	40,304,484	40,065,715
Non-cash stock-based compensation included above:
Research and development	$529,496	$619,391
General and administrative	630,986	645,446
Total	$1,160,482	$1,264,837

ZYNERBA PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

	(unaudited)
	March 31, 2022	December 31, 2021
Assets
Current assets:
Cash and cash equivalents	$69,697,865	$67,808,000
Incentive and tax receivables	1,602,831	9,580,468
Prepaid expenses and other current assets	1,930,380	2,831,392
Total current assets	73,231,076	80,219,860
Property and equipment, net	376,745	385,833
Incentive and tax receivables	264,206	—
Right-of-use assets	509,002	565,814
Total assets	$74,381,029	$81,171,507
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,603,834	$1,798,813
Accrued expenses	7,103,959	7,896,598
Lease liabilities	210,512	209,068
Total current liabilities	8,918,305	9,904,479
Lease liabilities, long-term	295,754	353,694
Total liabilities	9,214,059	10,258,173
Stockholders' equity:
Common stock	43,324	41,218
Additional paid-in capital	313,095,744	310,353,595
Accumulated deficit	(247,972,098)	(239,481,479)
Total stockholders' equity	65,166,970	70,913,334
Total liabilities and stockholders' equity	$74,381,029	$81,171,507

Zynerba Contacts

Jim Fickenscher, CFO and VP Corporate Development

Zynerba Pharmaceuticals

484.581.7483

fickenscherj@zynerba.com

Peter Vozzo

ICR Westwicke

Office: 443.213.0505

Cell: 443.377.4767

Peter.Vozzo@Westwicke.com